SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 20, 2021

CLEARSIGN TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in Charter)

Washington	001-35521	26-2056298
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

12870 Interurban Avenue South

Seattle, Washington 98168

(Address of Principal Executive Offices)

206-673-4848

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock	CLIR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 20, 2021, Brian G. Fike announced his intent to resign from his position as Chief Financial Officer, Treasurer, and Secretary of ClearSign Technologies Corporation (the “Company”), effective December 3, 2021 (the “Resignation Date”). The Company plans to transfer the Chief Financial Officer, Treasurer, and Secretary positions full-time from the Company’s Seattle office to the Company’s Tulsa office this year and Mr. Fike is unable to relocate because of family circumstances. Mr. Fike articulated his commitment to support the Company through the search, onboarding, and transition of its next Chief Financial Officer, Treasurer, and Secretary.

In order to provide for an orderly transition of Mr. Fike’s responsibilities and relationships, the Company and Mr. Fike entered into a letter agreement (the “Letter Agreement”) on April 20, 2021, pursuant to which Mr. Fike agreed to serve as a Chief Financial Officer, Treasurer, and Secretary of the Company until the Resignation Date. Under the terms of the Letter Agreement, Mr. Fike will be paid his current compensation and benefits and perform such functions as reasonably requested by the Company during this period including responding to inquiries, providing historical information, or advising on business matters that are within the scope of his current responsibilities. Additionally, Mr. Fike agreed to the documentation of the information related to his duties and responsibilities (the “Transition Services”) to aid the transition and onboarding of the next Chief Financial Officer, Treasurer, and Secretary of the Company. In consideration, if Mr. Fike remains employed by the Company through the Resignation Date, or some other date as may be mutually agreed to, the Company will provide Mr. Fike with a severance payment in an amount equal to approximately six (6) weeks of pay at his current pay rate, subject to standard payroll deductions and withholdings (the “Base Severance Payment”). Upon the successful completion of the Transition Services, the Company will make an additional payment of $77,000 (the “Additional Severance Payment”) to the Base Severance Payment and will also cause the vesting of up to 15,000 unvested stock options (the “Option Acceleration”). The receipt of the Base Severance Payment, the Additional Severance Payment, and the Option Acceleration (collectively, the “Severance Benefits”) are each contingent upon Mr. Fike’s execution of a separation agreement that will include a waiver and release of claims in addition to other customary provisions. In the event, Mr. Fike’s employment is terminated for cause prior to the Resignation Date, Mr. Fike will not be entitled to any of the Severance Benefits. “For cause” under the Letter Agreement means, after receiving at least one warning, Mr. Fike fails to adequately perform all of the responsibilities of his position or he violates a Company policy or law. In the event, Mr. Fike is terminated without cause or voluntarily resigns prior to the Resignation Date, Mr. Fike will only be entitled to receive the Base Severance Payment, subject to execution of a separation agreement, unless the Transition Services are fully performed and Mr. Fike’s separation date is mutually agreed upon, in which case, Mr. Fike will also receive the Additional Severance and Option Acceleration.

The board of directors of the Company and the Company’s Chief Executive Officer express their gratitude to Mr. Fike for his service to the Company and wish him and his family well.

The foregoing description of the Letter Agreement does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Letter Agreement, which will be included as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021.

The statements in this Current Report on Form 8-K include forward-looking statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “strives,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements, including as a result of those factors set forth in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2020 filed on March 31, 2021 and all other filings with the Securities and Exchange Commission after that date. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time, unless required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 23, 2021

CLEARSIGN TECHNOLOGIES CORPORATION

By:	/s/ Colin J. Deller
Colin J. Deller
Chief Executive Officer